Exhibit (h.21)

FUND ACCOUNTING AGREEMENT

THIS AGREEMENT is made as of this 1st day of September, 2004, by and between Marshall Funds, Inc., a Wisconsin corporation (the “Corporation”), and UMB Fund Services, Inc., a Wisconsin corporation (the “UMBFS”).

WHEREAS, the Corporation is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and is authorized to issue shares of common stock (the “Shares”) in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Corporation and UMBFS desire to enter into an agreement pursuant to which UMBFS shall provide fund accounting services to such investment portfolios of the Corporation as are listed on Schedule A hereto and any additional investment portfolios the Corporation and UMBFS may agree upon and include on Schedule A as such Schedule may be amended from time to time (such investment portfolios and any additional investment portfolios are individually referred to as a “Fund” and collectively the “Funds”).

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment

The Corporation hereby appoints UMBFS as fund accountant of the Funds for the period and on the terms set forth in this Agreement. UMBFS accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.	Services as Fund Accountant

(a) Subject to the direction and control of the Corporation’s Board of Directors and utilizing information provided by the Corporation and its current and prior agents and service providers, UMBFS will: (1) calculate daily net asset values of the Funds (i) in accordance with the Corporation’s operating documents and valuation procedures adopted by the Board of Directors as provided to UMBFS, (ii) based on security valuations provided or directed by the Corporation, the Corporation’s investment adviser, and pricing service(s) as provided herein, and (iii) based on expense accrual amounts provided by the Corporation or a representative or agent of the Corporation; (2) maintain all general ledger accounts and related sub-ledgers needed as a basis for the calculation of the Funds’ net asset value; and (3) communicate at an agreed-upon time the net asset values for the Funds to parties as agreed upon from time to time. The duties of UMBFS shall be confined to those expressly set forth therein, and no implied duties are assumed by or may be asserted against UMBFS hereunder.

(b) The Directors of the Corporation shall cause the officers, directors, investment adviser(s) and sub-advisers, legal counsel, independent accountants, administrator, transfer agent, custodian and other service providers and agents, past or present, for the Funds to cooperate with UMBFS and to provide UMBFS with such information, documents and advice relating to the Funds and the Corporation as necessary and/or appropriate or as reasonably requested by UMBFS, in order to enable UMBFS to perform its duties hereunder. In connection with its duties hereunder, UMBFS shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all instructions, advice, information or documents provided to UMBFS by an officer or representative of the Corporation or by any of the aforementioned persons. UMBFS shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Corporation. UMBFS shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Corporation, investment adviser(s) or service provider until receipt of written notice thereof from the Corporation. As used in this Agreement, the term “investment adviser” includes all sub-advisers or persons performing similar services.

(c) To the extent required by Rule 31a-3 under the 1940 Act, UMBFS hereby agrees that all records which it maintains for the Corporation pursuant to its duties hereunder are the property of the Corporation and further agrees to surrender promptly to the Corporation any of such records upon the Corporation’s request. Subject to the terms of Section 6, and where applicable, UMBFS further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records which are maintained by UMBFS for the Corporation.

(d) It is understood that in determining security valuations, UMBFS employs one or more pricing services, as directed by the Corporation, to determine valuations of portfolio securities for purposes of calculating net asset values of the Funds. The Corporation shall identify to UMBFS the pricing service(s) to be utilized on behalf of the Corporation. UMBFS shall price the securities and other holdings of the Funds for which market quotations are available by the use of such services. For those securities where prices are not provided by the pricing service(s) utilized by UMBFS, the Corporation shall approve, in good faith, the method for determining the fair value of the securities. The Corporation’s investment adviser shall determine or obtain the valuation of the securities in accordance with those procedures and shall deliver to UMBFS the resulting prices for use in its calculation of net asset values. UMBFS is authorized to rely on the prices provided by such service(s) or by the Corporation’s investment adviser(s) or other authorized representative of the Corporation without investigation or verification.

(e) The Corporation and the Fund’s investment adviser(s) have and retain primary responsibility for all compliance matters relating to the Fund including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, the USA PATRIOT ACT of 2002, the Sarbanes Oxley Act of 2002 and the policies and limitations of each Fund relating to the portfolio investments as set forth in the Prospectus and Statement of Additional Information. UMBFS’ monitoring and other functions hereunder shall not relieve the Corporation and the investment adviser(s) of their primary day-to-day responsibility for assuring such compliance.

3.	Fees; Delegation; Expenses

(a) In consideration of the services rendered pursuant to this Agreement, the Corporation will pay UMBFS a fee, computed daily and payable monthly based on monthly net assets, plus out-of-pocket expenses, each as provided in Schedule B hereto. Fees shall be earned and paid monthly. In addition, to the extent that UMBFS corrects, verifies or addresses any prior actions or inactions by any Fund or by any prior service provider, UMBFS shall be entitled to additional fees as provided in Schedule B. Fees shall be adjusted in accordance with Schedule B or as otherwise agreed to by the parties from time to time. The parties may amend this Agreement to include fees for any additional services requested by the Corporation, enhancements to current services, or to add Funds for which UMBFS has been retained. The Corporation agrees to pay UMBFS’ then current rate for additional services provided, or for enhancements to existing services currently provided, after the execution of this Agreement.

(b) For the purpose of determining fees payable to UMBFS, net asset value shall be computed in accordance with the Corporation’s Prospectus and resolutions of the Corporation’s Board of Directors. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should the Corporation be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.

(c) UMBFS will bear all expenses incurred by it in connection with the performance of its services under Section 2, except as otherwise provided herein. UMBFS shall not be required to pay or finance any costs and expenses incurred in the operation of the Funds, including, but not limited to: security pricing services; outside auditing and legal expenses; expenses in connection with the electronic transmission of documents and information; research and statistical data services; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses.

(d) Except as otherwise specified, fees payable hereunder shall be calculated in arrears and billed on a monthly basis. The Corporation agrees to pay all fees within forty-five days of receipt of each invoice. UMBFS retains the right to charge interest in the amount of 1-1/2 percent per month on any amounts that remain unpaid beyond such forty-five day period.

4.	Proprietary and Confidential Information

UMBFS agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Corporation all records relative to the Funds’ shareholders, not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, and not to disclose such information except where UMBFS may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or court process, when subject to governmental or regulatory audit or investigation, or when so requested by the Corporation. In case of any requests or demands for inspection of the records of the Funds, UMBFS will endeavor to notify the Corporation promptly and to secure instructions from a representative of the Corporation as to such inspection. Records and information which have become known to the public through no wrongful act of UMBFS or any of its employees, agents or representatives, and information which was already in the possession of UMBFS prior to receipt thereof, shall not be subject to this paragraph.

5.	Limitation of Liability

(a) UMBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Funds in connection with the matters to which this Agreement relates, except for a loss resulting from UMBFS’ willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, UMBFS shall not be liable for (i) any action taken or omitted to be taken in accordance with or in reliance upon written or oral instructions, advice, data, documents or information (without investigation or verification) received by UMBFS from an officer or representative of the Corporation, or from a representative of any of the parties referenced in Section 2, (ii) its reliance on the security valuations without investigation or verification provided by pricing service(s), the Corporation’s investment adviser(s) or representatives of the Corporation, or (iii) any action taken or omission by the Funds, the Corporation, investment adviser(s) or any past or current service provider.

(b) UMBFS assumes no responsibility hereunder, and shall not be liable, for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused by events beyond its reasonable control. UMBFS will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its control.

(c) The Corporation agrees to indemnify and hold harmless UMBFS, its employees, agents, officers, directors, affiliates and nominees (collectively, the “Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a “Claim”) arising out of or in any way relating to (i) UMBFS’ actions or omissions except to the extent a Claim resulted from UMBFS’ willful misfeasance, bad faith, or gross negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties hereunder; (ii) UMBFS’ reliance on, implementation of or use of (without investigation or verification) advice, instructions, requests, directions, information, data, security valuations, records and documents received by UMBFS from any party referenced in Section 2 hereof or other representative or agent of the Corporation, or (iii) any action taken by or omission of the Corporation, investment adviser(s) or any past or current service provider.

(d) UMBFS agrees to indemnify and hold harmless the Corporation, its employees, agents, officers, directors, affiliates and nominees (collectively, the “Indemnified Parties”) from and against any and all Claims arising out of or in any way relating to UMBFS’ willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

(e) In no event and under no circumstances shall UMBFS, its affiliates or any of its or their officers, directors, members, agents or employees be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof. The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

6.	Term

(a) This Agreement shall become effective with respect to each Fund listed on Schedule A hereof as of the date this Agreement is executed and, with respect to each Fund not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed. This Agreement shall continue in effect with respect to each Fund until terminated as provided herein. Either party may terminate this Agreement at any time by giving the other party a written notice not less than sixty (60) days prior to the date the termination is to be effective.

(b) The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by UMBFS and the Corporation.

(c) Notwithstanding anything herein to the contrary, upon the termination of this Agreement or the liquidation of a Fund or the Corporation, UMBFS shall deliver the records of the Funds and/or Corporation as the case may be, in the form maintained by UMBFS (to the extent permitted by applicable license agreements) to the Corporation or person(s) designated by the Corporation at the Corporation’s cost and expense, and thereafter the Corporation or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Corporation shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor fund accounting agent, including all reasonable trailing expenses incurred by UMBFS. In addition, in the event of termination of this Agreement, or the proposed liquidation or merger of the Corporation or the Funds, and the Corporation requests UMBFS to provide additional services in connection therewith, UMBFS shall provide such services and be entitled to such compensation as the parties may mutually agree.

7.	Non-Exclusivity

The services of UMBFS rendered to the Corporation are not deemed to be exclusive. UMBFS may render such services and any other services to others, including other investment companies. The Corporation recognizes that from time to time directors, officers and employees of UMBFS and its affiliates may serve as trustees, directors, officers and employees of other entities (including other investment companies), and that UMBFS or its affiliates may enter into other agreements with such other entities.

8.	Governing Law; Invalidity

This Agreement shall be governed by Wisconsin law. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

9.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows: Notice to UMBFS shall be sent to UMB Fund Services, Inc., 803 West Michigan Street, Suite A, Milwaukee, WI, 53233, Attention: Peter J. Hammond, with a copy to General Counsel, and notice to the Corporation shall be sent to Marshall Funds, Inc., 1000 North Water Street, Milwaukee, WI, 53202, Attention: President.

10.	Entire Agreement

This Agreement, together with the Schedules attached hereto, constitutes the entire Agreement of the parties hereto.

11.	Miscellaneous

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

MARSHALL FUNDS, INC.
(the “Corporation”)

By:	/s/ John M. Blaser
President

UMB FUND SERVICES, INC.
(“UMBFS”)

By:	/s/ Peter Hammond
Executive Vice President

Schedule A

to the

Fund Accounting Agreement

by and between

Marshall Funds, Inc.

and

UMB Fund Services, Inc.

Names of Funds

Marshall Equity Income Fund

Marshall Large-Cap Growth & Income Fund

Marshall Mid-Cap Value Fund

Marshall Mid-Cap Growth Fund

Marshall Small-Cap Growth Fund

Marshall Government Income Fund

Marshall Intermediate Bond Fund

Marshall Intermediate Tax-Free Fund

Marshall Short-Term Income Fund

Marshall Money Market Fund

Marshall Government Money Market Fund

Marshall Tax-Free Money Market Fund